Exhibit 5.1

Gibson, Dunn & Crutcher LLP 811 Main Street Houston, TX 77002-6117 Tel 346.718.6600 ww.gibsondunn.com

July 10, 2023

TLG Acquisition One Corp.

515 North Flagler Drive

Suite 520

West Palm Beach, FL 33401

Ladies and Gentlemen:

We have acted as counsel to TLG Acquisition One Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 14, 2022, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Merger Agreement, dated as of November 13, 2022, as amended on December 23, 2022, March 22, 2023 and June 8, 2023 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Electriq Power, Inc., a Delaware corporation (“Electriq”), and Eagle Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). If the transactions contemplated by the Merger Agreement are completed, Merger Sub will merge with and into Electriq, with Electriq surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”). Following the closing of the Business Combination, the Company intends to change its name to “Electriq Power Holdings, Inc.” (referred to herein as “New Electriq”).

Under the terms of the Merger Agreement, immediately prior to the effective time of the Business Combination, each share of Electriq non-cumulative preferred stock issued and outstanding will be cancelled and converted into a number of shares of Electriq common stock, par value $0.0001 per share (“Electriq Common Stock”) at the applicable conversion ratio (the “Preferred Stock Conversion”) and each Simple Agreement for Future Equity (a “SAFE”) issued and outstanding immediately prior to the closing of the Business Combination will be cancelled and converted into shares of Electriq Common Stock at the applicable conversion ratio (the “SAFE Conversion”). Among other things, at the effective time of the Business Combination, (i) each share of Electriq Common Stock issued and outstanding immediately prior to the closing of the Business Combination (including shares of Electriq Common Stock issued in the Preferred Stock Conversion and the SAFE Conversion prior to the closing of the Business Combination) will be cancelled and converted into the right to receive a number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”) equal to one (1) multiplied by the Exchange Ratio (as defined in the Merger Agreement), (ii) each share of Electriq cumulative preferred stock issued and outstanding immediately prior to the closing of the Business Combination will be cancelled and converted into the right to receive a number of shares of Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Company

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • San Francisco • Singapore • Washington, D.C.

TLG Acquisition One Corp.

July 10, 2023

(“Preferred Stock”) equal to one (1) multiplied by the Exchange Ratio and (iii) each outstanding vested and unvested warrant to purchase Electriq Common Stock (the “Electriq Warrants”) will be assumed by the Company, cancelled and converted into a warrant to purchase a number of shares of Common Stock equal to the product of the number of shares of Electriq Common Stock underlying such Electriq Warrant immediately prior to the closing of the Business Combination multiplied by the Exchange Ratio.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (a) up to 31,028,750 shares of the Common Stock (the “Merger Consideration Shares”) to be issued to holders of Electriq securities upon the completion of the Business Combination, (b) 2,146,715 shares of Preferred Stock (the “Preferred Shares”), which is the sum of (i) 1,411,500 shares of Preferred Stock (the “Merger Consideration Preferred Shares”) to be issued to holders of Electriq cumulative preferred stock upon completion of the Business Combination and (ii) 735,215 shares of Preferred Stock (the “PIK Preferred Shares”) expected to be issued as payable in kind dividends of 15% per annum on or prior to the third anniversary of the closing of the Business Combination, (c) 21,467,150 shares of Common Stock reserved for issuance (the “Reserved Shares”), which represents the maximum number of shares of Common Stock that may be issued upon the redemption of the 2,146,715 shares of Preferred Stock registered pursuant to the Registration Statement, (d) warrants to purchase up to 2,056,862 shares of Common Stock (the “Warrants”) to be issued to holders of Electriq Warrants upon completion of the Business Combination and (e) up to 2,056,862 shares of Common Stock underlying the Warrants (the “Warrant Shares” and, together with the Merger Consideration Shares and the Reserved Shares, the “Shares”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of:

(a)	the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the First Amendment to Merger Agreement, filed as Exhibit 2.2 to the Registration Statement;

(c)	the Second Amendment to Merger Agreement, filed as Exhibit 2.3 to the Registration Statement;

(d)	the Third Amendment to Merger Agreement, filed as Exhibit 2.4 to the Registration Statement;

(e)	the Registration Statement;

TLG Acquisition One Corp.

July 10, 2023

(f)

the form of proposed Second Amended and Restated Certificate of Incorporation of New Electriq, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form attached to the Registration Statement as Annex B and filed as Exhibit 3.4 to the Registration Statement;

(g)

the form of proposed Certificate of Designation of Series A Cumulative Redeemable Preferred Stock of New Electriq, to be filed with the Delaware Secretary of State (the “Certificate of Designation”), in the form attached to the Registration Statement as Annex B-1 and filed as Exhibit 3.5 to the Registration Statement;

(h)

the form of proposed Amended and Restated Bylaws of New Electriq, to be adopted in connection with the Business Combination, in the form attached to the Registration Statement as Annex C and filed as Exhibit 3.6 to the Registration Statement;

(i)

the form of proposed Warrant Agreement, to be entered into between New Electriq and certain holders of Electriq Warrants in connection with the Business Combination if any Warrants are issued pursuant to the terms of the Merger Agreement and the Electriq Warrants (the “Warrant Agreements”), in the form filed as Exhibit 10.38 to the Registration Statement;

(j)

such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or appropriate in order to deliver these opinions.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

TLG Acquisition One Corp.

July 10, 2023

We have assumed without independent investigation that:

(a)

prior to effecting the Business Combination and prior to the issuance of the Shares, the Preferred Shares and the Warrants, if any, by the Company: (i) the Registration Statement, and any supplements thereto (including all post-effective amendments), will be effective and will comply with all applicable laws, (ii) the stockholders of the Company will have approved, among other things, the Business Combination; and (iii) all other necessary action will have been taken under the applicable laws of the State of Delaware to authorize and permit the Business Combination, and any and all consents, approvals and authorizations from applicable governmental and regulatory authorities required to authorize and permit the Business Combination will have been obtained;

(b)	the Certificate of Incorporation has been duly executed and filed with the Office of the Secretary of State of the State of Delaware;

(c)	the Certificate of Designation has been duly executed and filed with the Office of the Secretary of State of the State of Delaware; and

(d)	each Warrant Agreement has been duly executed and delivered by the Company and each other party thereto.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.         With respect to the Merger Consideration Shares, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

2.         With respect to the Merger Consideration Preferred Shares, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

3.         With respect to the PIK Preferred Shares, when issued in accordance with the terms set forth in the Certificate of Designation, will be validly issued, fully paid and non-assessable.

TLG Acquisition One Corp.

July 10, 2023

4.         With respect to the Reserved Shares, when issued in accordance with the terms set forth in the Certificate of Designation, will be validly issued, fully paid and non-assessable.

5.         With respect to the Warrants, when and if issued and delivered in accordance with the terms of the Warrant Agreements, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.         With respect to the Warrant Shares, when and if issued upon exercise of the Warrants and payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.          We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.         The opinions in paragraph 4 above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.         We express no opinion in paragraph 4 above regarding the effectiveness of (i) any provision waiving the right to object to venue in any court, (ii) any agreement to submit to the jurisdiction of any Federal court and (iii) any waiver of the right to jury trial.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

TLG Acquisition One Corp.

July 10, 2023

Sincerely,

/s/ Gibson, Dunn & Crutcher LLP